Exhibit 99.3

Q&A Relating to the Close of PTGi’s Sale of Australian Operations to M2 Telecommunications Group Ltd

1)	Why did the amount of the $US consideration change from $200 million to $195.7 million?

A)	The $US amount of $200 million reflects the $AUD 192.4 million of proceeds converted to $US at the $AUD/$US spot rate of 1.0396 from the Reserve Bank of Australia on 4/13/12. The $US amount of $195.7 million reflects the $AUD 192.4 million of proceeds converted to $US, after giving effect to an $AUD/$US hedging arrangement.

2)	What is in the $9.8 million holdback?

A)	$9.8 million of the proceeds was placed in an indemnification escrow in the event that indemnification claims arise following the closing. The equity purchase agreement has customary indemnification provisions. Escrowed amounts will be distributed to PTGi at a later time to the extent not used for indemnification claims.

3)	Since you were paid in Australian dollars, did you hedge your currency risk from the transaction? What did the hedge cost?

A)	We entered into an $AUD/$US hedging arrangement to mitigate the movements in the Australian dollar versus the U.S. dollar between announcement date and closing date of the transaction, which we believe is prudent. We are not commenting on specific terms of the hedging arrangement.

4)	Under the terms of the bond indenture, isn’t Primus obligated to use the proceeds of asset sales to offer to repurchase bonds?

A)	The indenture for our 10% notes generally permits us to use the proceeds to discharge indebtedness or reinvest in the business. Proceeds not used to reinvest in the business may be used to conduct a tender offer for the 10% notes. The offer price would be equal to 100% of principal amount plus accrued and unpaid interest. Following any tender offer, any remaining funds will become available for general corporate purposes.

5)	Your press release said you could use the proceeds for “capital investments, note repurchases or redemptions, special dividends and share repurchases” – when will the board make a decision? Which way are they leaning?

A)	Our board has until 365 days after the closing to make specific determinations regarding the use of proceeds. We expect to make further announcements regarding the use of proceeds as our board makes those determinations.

6)	Will the proceeds from the sale create a PTGi tax liability? Can you give us an idea of the gain on the sale?

A)	As stated in the closing release, the sale is expected to generate a taxable gain, which PTGi expects to be substantially offset with available tax losses. The transaction proceeds are not subject to repatriation tax.

7)	Are the proceeds of the sale subject to repatriation tax?

A)	No, PTGi will not be subject to repatriation tax.

8)	When will you start reporting the Canadian business in two segments? What will happen to corporate in the US?

A)	We plan to begin reporting two separate North American segments – a ‘pure play’ data center business unit; a North American telecom unit focused on consumer, SME, and carrier voice and data services, including U.S. Retail – with our second quarter 2012 results report. We expect to provide more detail on corporate when we report Q2.

9)	Were outstanding Primus Warrants affected by the transaction?

A)	No, there is no adjustment to the terms of the Warrants as a result of the transaction.

10)	What happens if PTGi launches a bond tender and the bond holders don’t tender their holdings?

A)	Again, our board has until 365 days after the closing to make specific determinations regarding the use of proceeds. However, should PTGi conduct a tender offer, following such an offer, any remaining funds will become available for general corporate purposes.

11)	What happens to PTGi now? Will you remain public?

A)	Yes, we expect to continue to operate as a public company, focusing primarily on our strategic growth objectives in Canada and on the completion of our strategic review process.

12)	Will you stay listed on the NYSE?

A)	Yes we expect to remain listed.

13)	What’s happening with the strategic review?

A)	As we have previously stated, we will not make announcements unless our board makes a decisions or otherwise deems appropriate a further disclosure. We have no further disclosures at this time.

14)	Might you buy back stock?

A)	Our previously announced stock repurchase program remains in effect through August 8, 2013 and could be extended by our board at that time. The indenture governing our 10% notes limits the amount of stock that we may repurchase without note holder approval.

15)	Will you institute a special dividend to equity holders without requiring bond holder approval?

A)	The indenture governing our 10% notes limits the amount of dividends that we may pay without note holder approval.

16)	What will M2 do with the Australian assets?

A)	If you have questions for M2, you can contact Debra Mansfield, Corporate Communications, 03 9674 6569, dmansfield@m2.com.au.

17)	What’s going to happen to the CVRs?

A)	This transaction does not affect the CVRs.

18)	Who advised PTGi on the deal?

A)	Jefferies & Company, Inc. is acting as exclusive financial advisor to the special committee of the Board of Directors.